Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Functional Brands, Inc.

We hereby consent to the inclusion in this Registration Statement of Functional Brands, Inc. (the “Company”) on Form S-1 of our report dated October 24, 2024, except for Notes 3, 4, 13, and 21, as to which the date is December 4, 2024 with respect to our audit of the Company’s financial statements as of and for the years ended December 31, 2023 and 2022.

We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

/s/ TAAD LLP

Diamond Bar, California

January 28, 2025